Exhibit 32

CERTIFICATION UNDER SECTION 1350

Pursuant to Section 1350 of Title 18 of the United States Code, each of the undersigned certifies that this periodic report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operations of Graco Inc.

Date:	October 22, 2004	/s/David A. Roberts
David A. Roberts President and Chief Executive Officer
Date:	October 22, 2004	/s/James A. Graner
James A. Graner Vice President and Controller
Chief Accounting Officer
Date:	October 22, 2004	/s/Mark W. Sheahan
Mark W. Sheahan Vice President and Treasurer
Principal Financial Officer